                                                                     EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION, as amended through March 22, 2000


                                    * * * * *

                                    ARTICLE I

              The name of the Corporation is Harley-Davidson, Inc.

                                   ARTICLE II

          The registered agent and registered office of the Corporation is CT Corporation System, 44 E. Mifflin St., Madison, Wisconsin 53703.

                                   ARTICLE III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Wisconsin Business Corporation Law.

                                   ARTICLE IV

          (a) AUTHORIZED SHARES. The total number of shares of all classes of stock that the Corporation is authorized to issue is eight hundred two million (802,000,000), consisting of (i) eight hundred million (800,000,000) shares of Common Stock of $.01 par value ("Common Stock"), and (ii) two million (2,000,000) shares of Preferred Stock of $1.00 par value.

At the close of business on March 22, 2000, the effective date of this Amendment (the "Record Date"), each share of Common Stock outstanding or held in treasury immediately prior to the Record Date shall be changed into two shares of said Common Stock (the "Stock Split"). Stock certificates evidencing shares of Common Stock outstanding or held in treasury on the Record Date shall continue to evidence the same number of shares that such certificates evidenced prior to the Record Date and the additional shares issuable as a result of such change of each share into two shares shall be evidenced by new certificates distributed on April 7, 2000 to persons who are at the close of business on the Record Date the holders of record of Common Stock.

All cross references in each Subdivision of this ARTICLE IV refer to other paragraphs in such subdivision unless otherwise indicated.

          (i) Voting Rights. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation's shareholders.


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              (ii) Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Common Stock represented by the surrendered certificate (and the Corporation forthwith shall cancel such surrendered certificate), subject to the requirements of applicable securities laws. Each such new certificate shall be registered in such name and shall represent such number of shares as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

              (iii) Replacement.

              (A) Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder without bond shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall, at the expense of the registered holder, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Common Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

              (B) The term "outstanding" when used in this ARTICLE IV with reference to the shares of Common Stock as of any particular time shall not include any such shares represented by any certificate in lieu of which a new certificate has been executed and delivered by the Corporation in accordance with paragraph (ii) or this paragraph (iii), but shall include only those shares represented by such new certificate.

              (iv) DISSOLUTION. Upon the dissolution of the Corporation, after there shall have been paid to or set aside for the holders of shares of Preferred Stock the full preferential amounts to which they are entitled, if any, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata the remaining net assets of the Corporation.

              (b) PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of the Restated Articles of Incorporation of the Corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuances thereof, prior



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to the issuances of any shares thereof. Unless otherwise provided in the resolution establishing a series of Preferred Stock, prior to the issue of any shares of a series so established or to be established, the Board of Directors may, by resolution, amend the relative rights and preferences of the shares of such series.

          The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of stock shall be governed by the following provisions:

          (i) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including (but not limiting the generality thereof) the following:

               (A) The number of shares to constitute each such series, and the designation of each such series.

               (B) The dividend rate of each such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of stock, and whether such dividends shall be cumulative or non-cumulative.

               (C) Whether the shares of each such series shall be subject to redemption by the Corporation and if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

               (D) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of each such series.

               (E) Whether or not the shares of each such series shall be convertible into or exchangeable for shares of any other class or classes or any other series of any other class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates of exchange, adjustments, and other terms and conditions of such conversion or exchange.

               (F) The extent, if any, to which the holders of the shares of each such series shall be entitled to vote with respect to the election of directors or otherwise.

               (G) The restrictions, if any, on the issue or reissue of any additional Preferred Stock.



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               (H) The rights of the holders of the shares of each such series upon the dissolution of, or upon the distribution of the assets of, the Corporation.

          (ii) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting powers whatsoever.

          (c) SERIES A JUNIOR PARTICIPATING PREFERRED STOCK. Pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Restated Articles of Incorporation, a series of shares of Preferred Stock, par value $1.00 per share, of the Corporation be and it hereby is created, and the designation and amount thereof and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

          Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" ("SERIES A PREFERRED STOCK") and the number of shares constituting such series shall be 500,000.

          Section 2. DIVIDENDS AND DISTRIBUTIONS.

          (A) Subject to the provisions for adjustment hereinafter set forth, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, (i) cash dividends in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends declared or paid on the Common Stock, presently $0.01 par value per share, of the Corporation ("COMMON STOCK") and (ii) a preferential cash dividend ("PREFERENTIAL DIVIDENDS"), if any, on the fifteenth day of January, April, July and October of each year (each a "QUARTERLY DIVIDEND PAYMENT DATE") commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount equal to $1.00 per share of Series A Preferred Stock less the per share amount of all cash dividends declared on the Series A Preferred Stock pursuant to clause (i) of this sentence since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall, at any time after the issuance of any share or fraction of a share of Series A Preferred Stock, make any distribution on the shares of Common Stock of the Corporation, whether by way of a dividend or a reclassification of stock, a recapitalization, reorganization or partial liquidation of the Corporation or otherwise, which is payable in cash or any debt security, debt instrument, real or personal property or any other property (other than cash dividends subject to clause (i) of the immediately preceding sentence and other than a distribution of shares of Common Stock or other capital stock of the Corporation and other than a distribution of rights or warrants to acquire any such share, including any debt security convertible into or exchangeable for any such share, at a price less than the Current Market Price of such share), then and in each such event the Corporation shall simultaneously pay on each then outstanding share of Series A Preferred Stock of the Corporation a distribution, in like kind, of 100 times (subject to the provisions for adjustment hereinafter set forth) such distribution paid on a share of Common Stock. The dividends and distributions on the Series A Preferred Stock to which holders thereof are entitled pursuant to clause (i) of the first sentence of this paragraph and pursuant to the second sentence of this paragraph are hereinafter referred to as "PARTICIPATING DIVIDENDS" and the multiple of such cash and non-cash dividends on the Common Stock applicable to the determination of the Participating Dividends, which shall be 100 initially but shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "DIVIDEND MULTIPLE". In the event the Corporation shall at any time after June 1, 1991 declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of Participating Dividends which holders of shares of Series A Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) The Corporation shall declare each Participating Dividend at the same time it declares any cash or non-cash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid. No cash or noncash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid shall be paid or set aside for payment on the Common Stock unless a Participating Dividend in respect of such dividend or distribution on the Common Stock shall be simultaneously paid, or set aside for payment, on the Series A Preferred Stock.

          (C) Preferential Dividends shall begin to accrue on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of any shares of Series A Preferred Stock. Accrued but unpaid Preferential Dividends shall cumulate but shall not bear interest. Preferential Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

          Section 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

          (A) Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. The number of votes which a holder of Series A Preferred Stock is entitled to cast, as the same may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "VOTE MULTIPLE". In the event the Corporation shall at any time after June 1, 1991 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series A Preferred Stock shall be entitled after such event shall be the Vote Multiple immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

          (C) In the event that the Preferential Dividends accrued on the Series A Preferred Stock for six or more consecutive quarterly dividend periods shall not have been declared and paid or set apart for payment, the holders of record of the Series A Preferred Stock, voting together with the holders of record of any other series of preferred stock of the Corporation who shall have been granted voting rights to elect directors upon a default in the payments of dividends by the Corporation, shall have the right, at the next meeting of shareholders called for the election of directors, voting as a class, to elect up to two members to the Board of Directors, which directors shall be in addition to the number provided for under the Corporation's Restated Articles of Incorporation prior to such event, to serve until the expiration of their respective terms and until their successors are elected and qualified or their earlier resignation, removal or incapacity or until such earlier time as all accrued and unpaid Preferential Dividends upon the outstanding shares of Series A Preferred Stock shall have been paid (or set aside for payment) in full (PROVIDED, HOWEVER, that after giving effect to the exercise of such right, under no circumstances shall the number of members of the Board of Directors exceed the maximum number of directors, if any, then specified in the Restated Articles of Incorporation). The holders of shares of Series A Preferred Stock shall continue to have the right to elect directors as provided by the immediately preceding sentence until all accrued and unpaid Preferential Dividends upon the outstanding shares of Series A Preferred Stock shall have been paid (or set aside for payment) in full. Such directors may be removed and replaced by such shareholders, and vacancies in such directorships may be filled only by such shareholders (or by the remaining director elected by such shareholders, if there be one) in the manner permitted by law.

          (D) Except as otherwise required by law or set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.


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          Section 4. CERTAIN RESTRICTIONS.

          (A) Whenever Preferential Dividends are in arrears or the Corporation shall be in default in payment thereof, thereafter and until all accrued and unpaid Preferential Dividends, whether or not earned or declared, on shares of Series A Preferred Stock outstanding shall have been paid or set aside for payment in full, and in addition to any and all other rights which any holder of shares of Series A Preferred Stock may have in such circumstances, the Corporation shall not

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to, the Series A Preferred Stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity as to dividends with the Series A Preferred Stock, unless dividends are paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) except as permitted by subparagraph (iv) of this paragraph 4
     (A), redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; PROVIDED that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series A Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          (C) The Corporation shall not issue any shares of Series A Preferred Stock except upon exercise of rights (the "RIGHTS") issued pursuant to that certain Rights Agreement dated as of August 6, 1990 between the Corporation (as successor to Harley-Davidson, Inc., a


                                       -7-
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Delaware corporation) and First Wisconsin Trust Company (the RIGHTS AGREEMENT"),
a copy of which is on file with the Secretary of the Corporation at its principal executive office and shall be made available to shareholders of record without charge upon written request therefor addressed to said Secretary. Notwithstanding the foregoing sentence, nothing contained in the provisions hereof shall prohibit or restrict the Corporation from issuing for any purpose any series of preferred stock with rights and privileges similar to, different from, or greater than, those of the Series A Preferred Stock.

          Section 5. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Corporation shall cause all such shares upon their retirement and cancellation to become authorized but unissued shares of Preferred Stock, without designation as to series, and such shares may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

          Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior to the Series A Preferred Stock (upon liquidation, dissolution or winding up) unless the holders of shares of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided, the greater of either (A) $1.00 per share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, or (B) the amount equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (ii) to the holders of stock ranking on a parity upon liquidation, dissolution or winding up with the Series A Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series A Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of shares of Series A Preferred Stock are entitled under clause (i) (A) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up. The amount to which holders of Series A Preferred Stock shall be entitled upon liquidation, dissolution or winding up of the Corporation pursuant to clause (i) (B) of the foregoing sentence is hereinafter referred to as the "PARTICIPATING LIQUIDATION AMOUNT" and the multiple of the amount to be distributed to holders of shares of Common Stock upon the liquidation, dissolution or winding up of the Corporation applicable pursuant to said clause to the determination of the Participating Liquidation Amount, which shall be 100 initially but shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "LIQUIDATION MULTIPLE". In the event the Corporation shall at any time after June 1, 1991 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Liquidation Multiple thereafter applicable to the determination of the Participating Liquidation Amount to which holders of Series A Preferred Stock shall be entitled after such event shall be the Liquidation Multiple applicable immediately prior to such event multiplied by a fraction the


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numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 7. CERTAIN RECLASSIFICATIONS AND OTHER EVENTS.

          (A) In the event that holders of shares of Common Stock of the Corporation receive after June 1, 1991 in respect of their shares of Common Stock any share of capital stock of the Corporation (other than any share of Common Stock of the Corporation), whether by way of reclassification, recapitalization, reorganization, dividend or other distribution or otherwise (a "TRANSACTION"), then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Corporation of the shares of Series A Preferred Stock shall be adjusted so that after such event the holders of Series A Preferred Stock shall be entitled, in respect of each share of Series A Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such adjustment, to (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such Transaction multiplied by the additional dividends which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock, (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such Transaction multiplied by the additional voting rights which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock and (iii) such additional distributions upon liquidation, dissolution or winding up of the Corporation as equal the Liquidation Multiple in effect immediately prior to such Transaction multiplied by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Corporation by virtue of the receipt in the Transaction of such capital stock, as the case may be, all as provided by the terms of such capital stock.

          (B) In the event that holders of shares of Common Stock of the Corporation receive after June 1, 1991 in respect of their shares of Common Stock any right or warrant to purchase Common Stock (including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for Common Stock) at a purchase price per share less than the Current Market Price (as hereinafter defined) of a share of Common Stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Corporation of the shares of Series A Preferred Stock shall each be adjusted so that after such event the Dividend Multiple, the Vote Multiple and the Liquidation Multiple shall each be the product of the Dividend Multiple, the Vote Multiple and the Liquidation Multiple, as the case may be, in effect immediately prior to such event multiplied by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock which could be acquired upon exercise in full of all such rights or warrants and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased, at the

Current Market Price of the Common Stock at the time of such issuance, by the maximum aggregate consideration payable upon exercise in full of all such rights or warrants.

          (C) In the event that holders of shares of Common Stock of the Corporation receive after June 1, 1991 in respect of their shares of Common Stock any right or warrant (except for the Rights) to purchase capital stock of the Corporation (other than shares of Common Stock), including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for capital stock of the Corporation (other than Common Stock), at a purchase price per share less than the Current Market Price of such shares of capital stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon liquidation, dissolution or winding up of the Corporation of the shares of Series A Preferred Stock shall each be adjusted so that after such event each holder of a share of Series A Preferred Stock shall be entitled, in respect of each share of Series A Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such event, to receive (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such event multiplied, first, by the additional dividends to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction (as hereinafter defined) and (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such event multiplied, first, by the additional voting rights to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction and
(iii) such additional distributions upon liquidation, dissolution or winding up of the Corporation as equal the Liquidation Multiple in effect immediately prior to such event multiplied, first, by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Corporation upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction. For purposes of this paragraph, the "DISCOUNT FRACTION" shall be a fraction the numerator of which shall be the difference between the Current Market Price (as hereinafter defined) of a share of the capital stock subject to a right or warrant distributed to holders of shares of Common Stock of the Corporation as contemplated by this paragraph immediately after the distribution thereof and the purchase price per share for such share of capital stock pursuant to such right or warrant and the denominator of which shall be the Current Market Price of a share of such capital stock immediately after the distribution of such right or warrant.

          (D) For purposes of this Section 7, the "CURRENT MARKET PRICE" of a share of capital stock of the Corporation (including a share of Common Stock) on any date shall be deemed to be the average of the daily closing prices per share thereof over the 30 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; PROVIDED, HOWEVER, that, in the event that such Current Market Price of any such share of capital stock is determined during a period which includes any date that is within 30 Trading Days after the ex-dividend date for (i) a dividend or distribution on stock payable in shares of such stock or securities convertible into shares of such stock, or (ii) any subdivision, split, combination, consolidation, reverse stock split or reclassification of such stock, then, and in each such case, the Current Market Price shall be appropriately adjusted by the Board of Directors of the Corporation to reflect the Current Market Price of such stock to take into account ex-dividend trading. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares are listed or admitted to trading or, if the shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or such other system then in use, or if on any such date the shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares selected by the Board of Directors of the Corporation. The term "TRADING Day" shall mean a day on which the principal national securities exchange on which the shares are listed or admitted to trading is open for the transaction of business or, if the shares are not listed or admitted to trading on any national securities exchange, on which the New York Stock Exchange or such other national securities exchange as may be selected by the Board of Directors of the Corporation is open. If the shares are not publicly held or not so listed or traded on any day within the period of 30 Trading Days applicable to the determination of Current Market Price thereof as aforesaid, "Current Market Price" shall mean the fair market value thereof per share as determined in good faith by the Board of Directors of the Corporation. In either case referred to in the foregoing sentence, the determination of Current Market Price shall be described in a statement filed with the Secretary of the Corporation.

          Section 8. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination, share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each outstanding share of Series A Preferred Stock shall at the same time be similarly exchanged for or changed into the aggregate amount of stock, securities, cash and/or other property (payable in like kind), as the case may be, for which or into which each share of Common Stock is changed or exchanged multiplied by the highest of the Vote Multiple, the Dividend Multiple or the Liquidation Multiple in effect immediately prior to such event.

          Section 9. EFFECTIVE TIME OF ADJUSTMENTS.

          (A) Adjustments to the Series A Preferred Stock required by the provisions hereof shall be effective as of the time at which the event requiring such adjustments occurs.

          (B) The Corporation shall give prompt written notice to each holder of a share of Series A Preferred Stock of the effect of any adjustment to the voting rights, dividend rights or rights upon liquidation, dissolution or winding up of the Corporation of such shares required by the provisions hereof. Notwithstanding the foregoing sentence, the failure of the Corporation to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment.

          Section 10. NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable at the option of the Corporation or any holder thereof. Notwithstanding the foregoing sentence of this Section, the Corporation may acquire shares of Series A Preferred Stock in any other manner permitted by law, the provisions hereof and the Restated Articles of Incorporation of the Corporation.

          Section 11. RANKING. Unless otherwise provided in the Restated Articles of Incorporation of the Corporation or Articles of Amendment relating to a subsequent series of preferred stock of the Corporation, the Series A Preferred Stock shall rank junior to all other series of the Corporation's preferred stock (as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up) and senior to the Common Stock.

          Section 12. AMENDMENT. Subsequent to the Distribution Date (as defined under the Rights Agreement), the provisions hereof and the Restated Articles of Incorporation of the Corporation shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series A Preferred Stock without, in addition to any other vote of shareholders required by law, the affirmative vote of the holders of eighty percent or more of the outstanding shares of Series A Preferred Stock, voting together as a single class.

          Section 13. FRACTIONAL SHARES. A holder of one or more fractional shares of Series A Preferred Stock shall, to the extent of such fractional shares held, be entitled to exercise voting rights, receive dividends thereon, participate in any of the assets of the Corporation in the event of liquidation and otherwise exercise the rights and receive the benefits to which holders of Series A Preferred Stock are entitled.

                                    ARTICLE V

          (a) VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS.

          (i) In addition to any affirmative vote required by law or these Restated Articles of Incorporation, and except as otherwise expressly provided in Section (b) of this ARTICLE V:

               (A) any merger of the Corporation or any Subsidiary (as hereinafter defined), or any share exchange to which the Corporation is a party with (I) any Interested Shareholder (as hereinafter defined) or (II) any other corporation (whether or not an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

               (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of all or a Substantial Part of the assets of the Corporation (including, without limitation, any securities of a Subsidiary) or any Subsidiary; or

               (C) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or in a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof); or

               (D) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

               (E) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger of the Corporation with any of its Subsidiaries or any share exchange to which the Corporation is a party or any self tender offer for or repurchase of securities of the Corporation by the Corporation or any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder, shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock") (it being understood that for purposes of this ARTICLE V, each share of the Voting Stock shall have the number of votes granted to it pursuant to ARTICLE IV of these Restated Articles of Incorporation), which vote shall include the affirmative vote of at least a majority of the voting power of the then outstanding shares of Voting Stock held by shareholders other than the Interested Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by these Restated Articles of Incorporation or in any agreement with any national securities exchange or otherwise.

          (ii) The term "Business Combination" as used in this ARTICLE V shall mean any transaction which is referred to in any one or more of subparagraphs (A) through (E) of paragraph (i) of this Section (a).

          (b) WHEN HIGHER VOTE IS NOT REQUIRED. The provisions of Section (a) of this ARTICLE V shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of these Restated Articles of Incorporation or any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their respective capacities as shareholders of the Corporation, the condition specified in the following paragraph (i) is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraphs (i) and (ii) are met:

          (i) The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

          (ii) Each of the five conditions specified in the following subparagraphs (A) through (E) shall have been met:

               (A) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of consummation of the Business Combination of consideration other than cash to be received per share by holders of each class of Voting Stock in such Business Combination shall be at least equal to the higher of the following:

                    (I) (if applicable) the Highest Per Share Price (as
               hereinafter defined) (including the brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class of Voting Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; or

                    (II) the Fair Market Value per share of such class of Voting
               Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this ARTICLE V as the "Determination Date"), whichever is higher; or

                    (III) an amount which bears the same or greater percentage relationship to the Fair Market Value of such class of Voting Stock on the Announcement Date as the Highest Per Share Price determined in (ii) (A) (I) above bears to the Fair Market Value of such class of Voting Stock on the date of the commencement of the acquisition of Voting Stock by such Interested Shareholder.

               (B) The consideration to be received by holders of the outstanding Voting Stock shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of Voting Stock that are beneficially owned by the Interested Shareholder. If the Interested Shareholder beneficially owns shares of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of Voting Stock shall be either cash or the form used to acquire beneficially the largest number of shares of Voting Stock beneficially acquired by it prior to the Announcement Date.

               (C) After such Interested Shareholder has become an Interested Shareholder and prior to consummation of such Business Combination:
          (I) there shall have been (x) no reduction in the annual rate of dividends paid on the Voting Stock (except as necessary to reflect any subdivision of the Voting Stock), except as approved by a majority of the Disinterested Directors, and (y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Voting Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (II) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which resulted in such Interested Shareholder becoming an Interested Shareholder.

               (D) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

               (E) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

          (c)  CERTAIN DEFINITIONS. For the purposes of this ARTICLE V:

          (i) A "person" shall mean any individual, firm, corporation, group (as such term is defined in Section 13(d) (3) of the Securities Exchange Act of 1934, as in effect on March l, 1991) or other entity.

          (ii) "Interested Shareholder" shall mean any person (other than the Corporation, any Subsidiary or any compensation or retirement plan of the Corporation) who or which, as of the record date for the determination of shareholders entitled to notice of and to vote on such Business Combination or immediately prior to the consummation of any such transaction:

               (A) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

               (B) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

               (C) is an assignee of or has otherwise succeeded to beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          (iii) A person shall be a "beneficial owner" of any Voting Stock:

               (A) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

               (B) which such person or any of its Affiliates or Associates has
          (I) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (II) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

               (C) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any shares of Voting Stock.

          (iv) For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (ii) of this Section (c), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (iii) of this Section (c) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise.

          (v) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on March 1, 1991.

          (vi) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more subsidiaries; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (ii) of this Section (c), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          (vii) "Substantial Part" means more than 10% of the book value of the total assets of the person or entity in question, as of the end of its most recent fiscal year ending prior to the time of the determination.

          (viii) "Disinterested Director" means any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

          (ix) "Fair Market Value" means: (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the Composite Tape for American Stock Exchange-Listed Stocks, or if such stock is not quoted on such Composite Tape, on the American Stock Exchange or on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and
     (B) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

          (x) References to "Highest Per Share Price" shall reflect an appropriate adjustment for any dividend or distribution in shares of Voting Stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

          (xi) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraph (A) of paragraph (ii) of Section (b) of this ARTICLE V shall include the shares of Voting Stock retained by the holders of such shares.

          (d) POWERS OF THE BOARD OF DIRECTORS. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this ARTICLE V on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this
ARTICLE V, including, without limitation, (i) whether a person is an Interested Shareholder, (ii) whether a Business Combination is proposed by or on behalf of an Interested Shareholder or an Affiliate of an Interested Shareholder, (iii) the number of shares of Voting Stock beneficially owned by any person, (iv) whether a person is an Affiliate or Associate of another person, (v) whether the requirements of Section (b) (ii) of this ARTICLE V have been met with respect to any Business Combination, and (vi) whether any Business Combination involves all or a Substantial Part of the assets of the Corporation or any Subsidiary. The good faith determination of a majority of the Disinterested Directors shall be conclusive and binding for all purposes of this ARTICLE V.

          (e) NO EFFECT ON FIDUCIARY OBLIGATIONS OF INTERESTED SHAREHOLDERS. Nothing contained in this ARTICLE V shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

          (f) AMENDMENT OR REPEAL. Notwithstanding any other provision of these Restated Articles of Incorporation or the By-laws of the Corporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by law, these Restated Articles of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of at least 66-2/3% of the voting power of the then outstanding shares of Voting Stock shall be required to alter, amend or repeal this ARTICLE V or to adopt any provision inconsistent therewith provided, however, that if there is an Interested Shareholder on the record date for the meeting at which such action is submitted to the shareholders for this consideration, such 66-2/3% vote must include the affirmative vote of at least a majority of the voting power of the then outstanding shares of Voting Stock held by shareholders other than the Interested Shareholder.

                                   ARTICLE VI

          (a) BOARD OF DIRECTORS.

          (i) NUMBER, TERM AND QUALIFICATION. The authorized number of directors of the Corporation which shall constitute the entire Board of Directors shall be such as from time to time shall be determined by a majority of the then authorized number of directors, but in no case shall the authorized number of directors be less than six nor more than fifteen. The directors shall be divided with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible (but with not less than two directors in each class), as determined by the Board of Directors, with the members of each class to hold office until their successors have been elected and qualified. At each annual meeting of shareholders, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (ii) REMOVAL. Any director may be removed from office by the shareholders, but only for cause and only by the affirmative vote of a majority of the votes then entitled to be cast in an election of directors.

          (iii) VACANCIES. Any vacancy occurring in the Board of Directors, including, but not limited to, a vacancy created by an increase in the number of directors or the removal of a director, shall be filled only by the affirmative vote of a majority of the directors then in office, even if such majority is less than a quorum of the Board of Directors, or by a sole remaining director. If no director remains in office, any vacancy may be filled by the shareholders. Any director elected to fill a vacancy shall serve until the next election of the class for which such director shall have been chosen.

          (b) NOMINATIONS AND QUALIFICATIONS OF DIRECTORS. Nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote generally in the election of directors. However, any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 calendar days in advance of the date in the current fiscal year of the Corporation corresponding to the date the Corporation released its proxy statement to shareholders in connection with the annual meeting for the immediately preceding year and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (A) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (B) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (C) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (D) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission, if the nominee were to be nominated by the Board and (E) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. The directors shall be at least twenty-one years of age. Directors need not be shareholders. At each meeting of shareholders for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast shall be elected directors.

                                   ARTICLE VII

          The shareholders shall not be entitled to take action without a meeting by less than unanimous consent. Except as otherwise required by law and subject to the express rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, annual and special meetings of the shareholders shall be called, the record date or dates shall be determined and notice shall be sent as set forth in the By-laws of the Corporation. Notwithstanding any other provisions of these Restated Articles of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser affirmative vote may be specified by law), the affirmative vote of shareholders possessing at least eighty percent of the voting power of the then outstanding shares of all classes of stock of the Corporation generally possessing voting rights in elections of directors, considered for this purpose as one class, shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with, sections 1.02,
1.04 and 1.05 of Article I of the By-laws, or this ARTICLE VII or any provision thereof or hereof; provided, however, that the Board of Directors, may amend, alter, change or repeal, or adopt any provision inconsistent with, sections 1.02, 1.04 and 1.05 of Article I of the By-laws, or any provision thereof, without a vote of shareholders.

                                  ARTICLE VIII

          Unless a greater number is required by law or by these Restated Articles of Incorporation, (a) action on a matter, other than the election of directors, by a voting group of shareholders is approved only if a majority of the votes within the voting group represented (in person or by proxy) at a meeting at which a quorum is present are cast in favor of the action and (b) notwithstanding Section (a) of this Article VIII, these Restated Articles of Incorporation may only be amended by the affirmative vote of a majority of the votes entitled to be cast by each voting group of shareholders entitled to vote on the amendment.

                                   ARTICLE IX

          Annual meetings of shareholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of shareholders may be called only in accordance with the provisions of ARTICLE VII of these Restated Articles of Incorporation. At each meeting of shareholders only such business may be conducted as is (a) specified in the written notice of meeting given by or at the direction of the Board of Directors, (b) in the case of an annual meeting, brought before the meeting by the Board of Directors or by the chairman of the meeting or (c) in the case of an annual meeting, specified in a written notice given by or on behalf of a shareholder of record, provided that written notice of such shareholder's intent to make a proposal or proposals has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than 60 calendar days in advance of the date in the current fiscal year of the Corporation corresponding to the date the Corporation released its proxy statement to shareholders in connection with the annual meeting for the immediately preceding year. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the proposal and the number of shares of the Corporation's capital stock owned or controlled by such shareholder, (b) a representation that the shareholder is entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to make the proposal specified in the notice and (c) such other information regarding each proposal made by such shareholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission with respect to such proposals. The chairman of the meeting may refuse to acknowledge any proposal not made in compliance with the foregoing procedure.